UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 27, 2010 (Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]     Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01     Entry into Material Definitive Agreement

On August 27, 2010, the Company’s wholly-owned subsidiary, USG Nevada LLC (“USGN”), entered into agreements with Benham Constructors LLC (“Benham”), a design-build subsidiary of Science Applications International Corporation (“SAIC”), for an engineering, procurement and construction contract (the “EPC Contract”) relating to the geothermal power plant for Phase 1 of the San Emidio project in northwest Nevada and a related construction loan pursuant to a Credit Addendum to the EPC Contract (the “Credit Agreement”).

The EPC Contract

The EPC Contract is a fixed price engineering, procurement and construction contract which covers all construction of Phase 1 of the San Emidio project, which is described in more detail below. The initial fixed price is $24.533 million, although certain items in the project remain under discussion and will likely be the subject of change orders. It is currently anticipated that the fixed price as revised by change orders will be approximately $27 million. The EPC contract provides for liquidated damages in the case of delays in project completion or if the project’s final capacity is lower than the guaranteed performance. The EPC Contract provides for an initial guaranteed completion date of November 30, 2011, which may be amended from time to time, and a project performance guarantee of 9.2 MW net plant output.

The Credit Agreement

The Credit Agreement provides financing for the full amount due under the EPC Contract. The full principal amount of the loan is due and payable 60 days after the date of final completion of the facility, which is anticipated to be in December 2011. The interest rate is 9.5% per annum, compounded monthly. The interest rate increases to 10.5% if a new power purchase agreement (“PPA”) has not been executed by October 31, 2010 and increases to 11.5% if a new PPA has not been executed by February 1, 2011. The interest rate will be readjusted to 9.5% upon execution of a new PPA, and such adjustment will be retroactive if the PPA is executed prior to February 1, 2011.

The non-recourse loan is secured by a lien on all project assets, including USGN’s personal property, real property and fixtures, as well as collateral assignments of PPAs and certain leases, permits and rights of way. In addition, USGN has indemnified Benham against environmental liabilities.

U.S. Geothermal (the “Guarantor”) has entered into a Guaranty of all USGN’s obligations under the Credit Agreement and related loan documents. The guaranty is only effective upon the occurrence of a change of control of U.S. Geothermal and if certain other circumstances occur.

U.S. Geothermal has also entered into an Indemnification Agreement with Benham to indemnify Benham against all losses which may be incurred if, following an event of default under the Credit Agreement or related documents, Benham is unable to exercise its rights as a lessee under certain geothermal resource leases.

The Phase 1 Project

The San Emidio project is a planned two-stage development. Phase 1 consists of relocation and replacement of the existing power plant. The new 11.5 megawatt (“MW”) plant will have a net electrical output of between 9.1 and 8.1 MWs depending on seasonal and other variations. Phase 2 is a planned 26 MW expansion. SAIC is providing design-build services for the Phase 1 geothermal power plant, teamed with technology provider TAS Energy Inc (“TAS”) who worked in close collaboration with US Geothermal on the plant design. TAS will manufacture and test the modular plant in their Houston, Texas factory. SAIC is also providing a project loan for the Phase 1 total construction costs currently estimated to be approximately $27.0 million. To secure a long term project loan to repay the construction loan, U.S. Geothermal is engaged in financing discussions in preparation for the project’s application to the DOE geothermal loan guarantee program. In support of the two-stage development plan, negotiations are continuing on a 35 MW PPA. The project is currently producing and selling up to 3 MW of electricity under a PPA with Sierra Pacific Power Company, a subsidiary of NV Energy.

USG Nevada is constructing a new generation, water-cooled binary cycle power plant that produces renewable base load electricity. The TAS modular plant is expected to provide a rapid development schedule of 12 months and will use R-134a refrigerant which is non-volatile and reduces permitting and insurance requirements for the project. No drilling is required for Phase 1 since the new plant will utilize the production and injection wells which are currently in use by the existing San Emidio power plant. The existing plant will be decommissioned when the new plant achieves commercial operation. The anticipated commercial operation date is 4th quarter of 2011 for Phase 1 and 4th quarter of 2013 for Phase 2.

Forward Looking Statements

The information provided in this report may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of San Emidio, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the definitive agreements with vendors, risks and delays relating to construction, and application for and approval of long-term financing from the DOE. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press release of U.S. Geothermal Inc. dated August 30, 2010 entitled “U.S. Geothermal Closes San Emidio Financing and Construction Agreements”

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 2, 2010	U.S. Geothermal Inc.

By: /s/Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer